Exhibit 23.1

[LETTERHEAD OF KPMG LLP]

Independent Auditors’ Consent

The Board of Directors
Imagis Technologies Inc.

We consent to the use of our report included herein. Our report dated February 8, 2002, includes additional comments for the U.S. readers that states that the consolidated financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP
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Chartered Accountants

Vancouver, Canada
October 24, 2002